Exhibit 21

Belair Capital Fund LLC Subsidiaries (as of December 31, 2006)
Name	Jurisdiction of Incorporation
Bel Holdings LLC	Delaware
Bel Scudders 3 LLC	Delaware
Belair Real Estate Corporation	Delaware
Belair Subsidiary LLC	Delaware
Belvorn Holdings LLC	Delaware
Elkhorn Property Trust	Maryland